UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2015

BGC Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191, 1-35591	13-4063515
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 610-2200

(Former Name or Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

BGC Partners, Inc. (“BGC” or “the Company”), GFI Group Inc. (“GFI”), GFINet, Inc. (“GFIN”) and GFI TP Holdings Pte Ltd. (together GFIN, collectively, the “Sellers,”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Intercontinental Exchange, Inc. (“ICE”) dated as of November 15, 2015, pursuant to which ICE has agreed to purchase all of the equity interests in the entities that make up GFI’s Trayport business (collectively, the “Trayport Business”) in exchange for a purchase price of $650 million, subject to customary closing adjustments, to be paid in shares of ICE common stock based on the closing stock price of $258.47 on November 13, 2015. The $650 million in ICE common stock will be converted into a fixed number of shares based on the volume-weighted average price of ICE common stock over a 10-day trading period ending the second trading day prior to the closing. The aggregate number of shares of ICE common stock at such price is approximately 2.5 million, and up to approximately 0.8 million additional shares of ICE common stock may be issued based on changes in the ICE stock price from $193.85 to $258.47 per share in the event that ICE’s weighted average stock price over a specified period leading up to closing is less than $258.47 per share. GFI will have the right to sell its shares of ICE common stock pursuant to a registration rights agreement to be entered into at closing. ICE may elect to substitute cash for part or all of the stock consideration owed to the Sellers.

The transaction is subject to certain closing conditions, including receipt of required regulatory approvals. The transaction is expected to close as early as the first quarter of 2016, subject to receipt of such approvals. In certain circumstances, ICE has the right to request an extension in exchange for payment of an extension fee. In the event the deal is terminated by ICE as a result of the failure to receive regulatory approval, GFI will be entitled to a breakup fee of $25 million in cash and $50 million of ICE common stock. After the close of the transaction, BGC and GFI are expected to remain customers of Trayport.

Each party makes customary representations and warranties in the Purchase Agreement, as well as customary covenants relating to the operations of its businesses between signing and closing. The parties have agreed to certain additional covenants, including that the Sellers will not, subject to certain exceptions compete with the Trayport Business for two years after closing . BGC is a party to the Purchase Agreement in order to guarantee the obligations of GFI under the Purchase Agreement. GFI will guarantee any payments made by BGC on its behalf pursuant to such guarantee.

Concurrent with the closing, the parties will execute certain ancillary agreements, including a transition services agreement; a registration rights agreement with respect to the ICE common stock to be issued to Sellers and an amendment and restatement of the existing Framework Agreement dated September 10, 2015 among BGC, Trayport Limited, and certain affiliates. The Framework Agreement provides BGC and its affiliates with a license to use Trayport’s patents and the right to receive contractual terms that are no less favorable than the ones provided by the Trayport Business pursuant to another party. The Framework Agreement will be amended to provide for a 10 year term from closing, provide for certain audit rights and provide for certain restrictions on the assignment of such agreement by GFI, BGC and their affiliates to certain enumerated exchanges and competitors of ICE

Cantor Fitzgerald & Co. served as advisor to the Sellers and, upon the closing of the proposed transaction, will receive a fee consistent with market rates in connection with the transaction.

BGC owns approximately 67% of GFI’s common stock and currently consolidates the financial statements of GFI and Cantor has a controlling interest in BGC.

On November 16, 2015, GFI Group Inc. and BGC Partners, Inc. issued a joint press release announcing the proposed transaction. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference in response to this Item 1.01.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document which is attached hereto as Exhibit 10.1 and incorporated herein by reference in response to this Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

    (d) Exhibits

Exhibit Number	Description

10.1	Stock Purchase Agreement, dated November 15, 2015, by and among GFINet, Inc., GFI TP Holdings Pte Ltd., Intercontinental Exchange, Inc., and, solely for the purposes set forth therein, GFI Group, Inc. and, BGC Partners, Inc.

99.1	Joint GFI Group Inc. and BGC Partners, Inc. Press Release, dated November 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2015	BGC PARTNERS, INC.

	By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chairman and Chief Executive Officer

[Signature page to 8-K regarding Trayport sale]